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                                                                   EXHIBIT 10.13

                              [NITROMED LETTERHEAD]


NitroMed, Inc.                                        Maria I Marmarinos
One Kendall Square                                    EXECUTIVE VICE PRESIDENT
Building 100                                          Phone: 617-374-9074
Cambridge, MA 02139                                   Facsimile: 617-374-9173

July 29, 1993

Manuel Worcel, M.D.
46 Pomeroy Road
Madison, New Jersey 07940

Dear Dr. Worcel:

We would like to formally offer you the position of President and C.E.O. of NitroMed. I know you share with us the enthusiasm of building a company around the work of Joe Loscalzo and Jonathan Stamler.

As C.E.O. you would be responsible for all aspects of the Company and its operations. You will report to the Board of Directors.

The terms of the offer are described below:

     Base Salary:             $190,000 per annum paid in 24 equal payments.

     Performance Bonus:       Cash bonus based upon performance of 0-20% of base
                              salary paid at year end. For the first year 10% will be guaranteed. In the event your employment terminates due to a sale of the Company prior to July 1 of any year, you will receive 50% of the bonus you would have received for that year. In the event your employment terminates due to a sale of the Company after July 1 of any year, you will receive the entire bonus that you would have received for that year.

     Stock: You will be offered options to purchase 325,000 shares of common stock of the Company. The exercise price of these options will be set by the Board of Directors and is expected to be $.01/share. These options will vest over four years in equal installments at the anniversary of your joining the Company. These options must be exercised within 90 days after any termination of your employment unless termination is for cause. Vesting of these options will be accelerated if the Company is sold and as a result you will not be employed after the acquisition.

     Group Benefits:          You will receive comprehensive group health,
                              disability,

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                              accident and life insurance benefits in line with
                              the attached plan of Guardian or such other comparable benefits and protection as the Company is able to reasonably obtain from another plan. You will be entitled to participate in and enjoy the benefits of a retirement and pension plan or plans as and when instituted by the Company for the benefit of its employees generally. You will also be entitled to any other benefits as may be deemed by the Board of Directors to be appropriate to the position held by you as CEO and to the discharge of your duties.

     Leave: You will be entitled to illness and vacation days consistent with the standard policies to be developed for the Company's executive employees and any such additional leave benefits which the Board of Directors may deem appropriate.

     Agreements:              As a condition of employment, you will be required
                              to sign customary invention, non-disclosure and non-compete agreements.

     Relocation Costs:        The Company will reimburse you for all reasonable
                              expenses incurred in the sale of your current house; the purchase of a home in the Boston area;
                              the removal, storage, insuring, moving and unpacking of your house-hold goods and automobiles, house hunting expenses, and rental of temporary living quarters.

     Severance Compensation:  If your employment is terminated by the Company without cause, you will be entitled to receive up to six months continued base salary payments.

This offer is open through July 30th, and is subject to a satisfactory pre-employment physical exam, including drug screen and Bishops Report and to my final reference checks, which I hope to complete by next week.

We would like to move forward as soon as possible and would like to suggest an early start date. I personally very much look forward to working with you.

Sincerely

/s/ John W. Littlechild
-------------------------
John W. Littlechild
President                                      Agreed and Accepted by:


                                               /s/ Manuel Worcel, MD
                                               --------------------------
                                               Manuel Worcel, M.D.